Exhibit 99.1

MEDIVATION REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

FULL-YEAR 2016 FINANCIAL GUIDANCE REAFFIRMED

- Worldwide Net Sales of XTANDI Totaled $547 Million in the First Quarter of 2016 (+53% vs. Prior Year) -

- First Quarter 2016 U.S. XTANDI Unit Demand Increased 33% vs. Prior Year and 7% vs Q4 2015 -

- First Quarter 2016 U.S. XTANDI Net Sales of $307.6 Million (+37% vs. Prior Year) -

- First Quarter 2016 Non-GAAP Collaboration Revenue $182.5 Million (+43% vs. Prior Year) -

- First Quarter 2016 GAAP Collaboration Revenue $182.5 Million (+41% vs. Prior Year) -

- Company Continues to Benefit from Successful Execution of Strategic Plan -

- Pipeline of New Opportunities Remains Robust -

Webcast Today from 4:30-6:30 p.m. Eastern Time

SAN FRANCISCO, CA – May 5, 2016 – Medivation, Inc. (NASDAQ: MDVN) today reported its financial results for the quarter ended March 31, 2016 and reaffirmed full-year 2016 financial guidance.

U.S. net sales of XTANDI® (enzalutamide) capsules, as recorded by Astellas, were $307.6 million for the quarter (+37% vs. prior year). As anticipated, first quarter U.S. net sales reflected a higher gross-to-net (GTN) rate and a decrease in channel partner inventory compared to the fourth quarter of 2015 due to seasonal factors. U.S. XTANDI unit demand grew approximately 7% over the fourth quarter of 2015 and 33% over the prior year first quarter. Ex-U.S. net sales of XTANDI, as recorded by Astellas, were approximately $240 million for the quarter (+80% vs. prior year).

“Medivation is off to a strong start in 2016 as we continue to expand our leadership position in oncology, extend XTANDI’s reach into urology and other areas, and advance our robust late-stage pipeline,” said David Hung, M.D., Founder, President and Chief Executive Officer of Medivation. “The first quarter of 2016 represented a landmark quarter for Medivation as for the first time we claimed more than 50% market share of the novel hormonal therapy prostate cancer market in the U.S.”

“As we look ahead, we believe there are a number of positive trends and milestones that will allow us to accelerate our momentum and create additional shareholder value,” added Dr. Hung. “For example, as XTANDI is increasingly used as first-line therapy in metastatic castration resistant prostate cancer, we expect the duration of treatment to continue to increase beyond the nearly eight months that we saw at the end of 2015. Furthermore, with the Committee for Medicinal Products opinion to include TERRAIN data in the European XTANDI label and the upcoming U.S. PDUFA date on October 22, 2016, we believe that we are poised to achieve even greater penetration of the urology market where the largest commercial opportunity lies for XTANDI. In addition to our plans to grow XTANDI, our wholly-owned assets, talazoparib and pidilizumab, represent compelling pipeline opportunities that we plan to develop and commercialize to drive long-term value appreciation for our shareholders.”

Key Highlights Include:

•	Received positive opinion from the Committee for Medicinal Products for Human Use of the European Medicines Agency recommending inclusion of data from the head-to-head TERRAIN trial of enzalutamide versus bicalutamide in the European label for XTANDI.

•	Received confirmation that the supplemental New Drug Application for XTANDI in metastatic castration-resistant prostate cancer (CRPC) was accepted for review by the U.S. Food and Drug Administration, which includes findings from the Phase 2 TERRAIN and STRIVE studies.

•	Enrolled the first patient in the ARCHES Phase III registrational trial to evaluate the efficacy and safety of enzalutamide with androgen deprivation therapy (ADT) versus placebo with ADT in metastatic hormone sensitive prostate cancer patients.

•	Announced data from an investigator sponsored Phase I study evaluating talazoparib (MDV3800) in combination with low-dose chemotherapy in patients with advanced malignancies and a Phase II study evaluating potential immune-activation properties of enzalutamide in patients with non-metastatic hormone sensitive prostate cancer at the American Association for Cancer Research Annual Meeting.

•	Completed expansion and bifurcation of our sales force from 90 to 129 representatives.

•	Named Jennifer Jarrett to the role of Chief Financial Officer following the announced retirement of Rick Bierly.

Non-GAAP Financial Results:

Medivation’s non-GAAP collaboration revenue for the first quarter of 2016 was $182.5 million, compared with $127.8 million for the same period in 2015 (+43% vs. prior year).

Medivation’s non-GAAP collaboration revenue consists of two components: a) collaboration revenue related to U.S. XTANDI net sales and b) collaboration revenue related to ex-U.S. XTANDI net sales.

a)	Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the first quarter 2016 was $153.8 million, compared with $112.0 million for the same period in 2015 (+37% vs. prior year).

b)	Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the first quarter 2016 was $28.7 million, compared with $15.8 million for the same period in 2015 (+82% vs. prior year). Under the Astellas collaboration, the tiered royalty rate is reset at the beginning of each calendar year, resulting in the lowest royalty rate in the first quarter, and can increase up to the low-twenties as a percentage of ex-U.S. net sales.

Non-GAAP research and development (R&D) expenses for the first quarter of 2016 were $68.4 million, compared with $37.9 million for the same period in 2015. The increase in non-GAAP R&D expenses primarily relates to direct expenses associated with our talazoparib program, which Medivation acquired in the fourth quarter of 2015. The sequential quarter-over-quarter growth in R&D expenses was modest at 11%, and this sequential growth rate should decline in the subsequent quarters.

Non-GAAP selling, general and administrative (SG&A) expenses for the first quarter of 2016 were $83.8 million, compared with $67.4 million for the same period in 2015. The increase in non-GAAP SG&A expenses primarily relates to higher personnel-related costs, higher sales, marketing and medical affairs costs, and higher royalties. In addition, consistent with prior years, first quarter SG&A expenses are disproportionately high due to certain annually recurring collaboration expenses incurred by Astellas that are expensed to Medivation in the first quarter of the year. As such, Medivation expects that its non-GAAP SG&A expenses will be lower in subsequent quarters, similar to the trend it observed in 2015.

Non-GAAP net income for the first quarter of 2016 was $18.8 million, or $0.11 per diluted share, compared with non-GAAP net income of $13.4 million, or $0.08 per diluted share, for the same period in 2015 (+35% vs. prior year on a per share basis). Consistent with the first quarter of 2015, our first quarter 2016 non-GAAP net income was impacted by several seasonal items including the lower royalty rate on ex-U.S. XTANDI sales, the higher GTN accrual by Astellas on U.S. net sales, inventory drawdowns and the previously mentioned SG&A expenses related to our Astellas collaboration.

GAAP Financial Results:

On a GAAP basis, Medivation’s collaboration revenue for the first quarter of 2016 was $182.5 million, compared with $129.2 million for the same period in 2015 (+41% vs. prior year). Medivation’s GAAP basis collaboration revenue includes upfront and milestone payments for the first quarter 2015 (not included in non-GAAP collaboration revenue), which totaled $1.4 million.

R&D expenses for the first quarter of 2016 were $77.6 million on a GAAP basis, compared with $44.7 million for the same period in 2015. SG&A expenses for the first quarter of 2016 were $96.8 million on a GAAP basis, compared with $83.9 million for the same period in 2015.

Medivation reported GAAP basis net income of $4.8 million, or $0.03 per diluted share, for the quarter ended March 31, 2016, compared with GAAP basis net loss of $3.1 million, or $0.02 per diluted share, for the same period in 2015.

At March 31, 2016, cash and cash equivalents were $317.4 million, compared with $225.9 million at December 31, 2015. The $91.5 million increase was primarily due to the receipt during the quarter of a $175.0 million sales milestone from Astellas offset by the repayment of $75.0 million borrowings under Medivation’s Revolving Credit Facility.

2016 Financial Guidance:

Medivation is reaffirming its 2016 full-year financial guidance as follows:

MEDIVATION FULL-YEAR 2016 FINANCIAL GUIDANCE

Year Ending December 31, 2016
U.S. net sales of XTANDI	$1.425 to $1.525 billion(1)
Non-GAAP collaboration revenue	$900 to $970 million(2)
Non-GAAP operating expenses	$555 to $600 million(3)
Non-GAAP R&D expenses	$280 to $300 million(4)
Non-GAAP SG&A expenses	$275 to $300 million(5)
Non-GAAP tax rate	35.5% - 36%
Non-GAAP diluted earnings per share	$1.30 - $1.40

(1)	U.S. net sales of XTANDI, as reported by Astellas, are expected to range between $1.425 and $1.525 billion in 2016. This represents Medivation’s projection of U.S. net sales at the Astellas level.
(2)	Non-GAAP collaboration revenue is expected to range between $900 and $970 million. This measure includes (i) Medivation’s collaboration revenue related to U.S. net sales of XTANDI and (ii) Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI, in the form of a royalty payment earned from Astellas.
(3)	Non-GAAP operating expenses, net of cost-sharing payments to/from Astellas, are expected to range between $555 and $600 million. Non-GAAP operating expenses exclude non-cash, stock-based compensation expense, and any change in fair value of contingent purchase consideration and in-process R&D.
(4)	Non-GAAP R&D expenses exclude an estimated $30 - $35 million of stock-based compensation expense and any change in fair value of contingent purchase consideration and in-process R&D.
(5)	Non-GAAP SG&A expenses exclude an estimated $38 - $42 million of stock-based compensation expense and any change in fair value of contingent purchase consideration.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$317,361	$225,853
Receivable from collaboration partner	186,593	391,558
Prepaid expenses and other current assets	24,416	15,877
Restricted cash	1,140	930

Total current assets	529,510	634,218
Property and equipment, net	59,849	58,142
Intangible assets	644,299	644,299
Deferred income tax assets	53,148	57,011
Restricted cash, net of current	11,996	12,206
Goodwill	18,643	18,643
Other non-current assets	8,037	7,072

Total assets	$1,325,482	$1,431,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$121,995	$186,203
Borrowings under Revolving Credit Facility	—	75,000
Contingent consideration	4,924	4,900
Current portion of build-to-suit lease obligation	110	—

Total current liabilities	127,029	266,103
Contingent consideration	268,303	262,368
Build-to-suit lease obligation, excluding current portion	17,278	17,406
Other non-current liabilities	12,658	13,035

Total liabilities	425,268	558,912
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 340,000,000 shares authorized; 164,581,922 and 163,905,342 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1,646	1,639
Additional paid-in capital	707,870	684,841
Accumulated other comprehensive loss	(317)	—
Retained earnings	191,015	186,199

Total stockholders’ equity	900,214	872,679

Total liabilities and stockholders’ equity	$1,325,482	$1,431,591

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Collaboration revenue	$182,497	$129,188
Operating expenses:
Research and development expenses	77,587	44,676
Selling, general and administrative expenses	96,827	83,939

Total operating expenses	174,414	128,615

Income from operations	8,083	573
Other income (expense), net:
Interest expense	(680)	(5,608)
Other, net	(209)	137

Total other income (expense), net	(889)	(5,471)

Income (loss) before income tax (expense) benefit	7,194	(4,898)
Income tax (expense) benefit	(2,378)	1,780

Net income (loss)	$4,816	$(3,118)

Basic net income (loss) per common share	$0.03	$(0.02)

Diluted net income (loss) per common share	$0.03	$(0.02)

Weighted average common shares used in the calculation of basic net income (loss) per common share	164,247	156,637

Weighted average common shares used in the calculation of diluted net income (loss) per common share	168,397	156,637

MEDIVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Collaboration revenue reconciliation:
GAAP collaboration revenue	$182,497	$129,188
Upfront and milestone-related payments from Astellas(a)	—	(1,411)

Non-GAAP collaboration revenue	$182,497	$127,777

Research and development expenses reconciliation:
GAAP research and development expenses	$77,587	$44,676
Stock-based compensation expense(b)	(6,037)	(5,811)
Contingent consideration(c)	(1,140)	(1,000)
Upfront license and milestone-related payments to third party(d)	(2,000)	—

Non-GAAP research and development expenses	$68,410	$37,865

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$96,827	$83,939
Stock-based compensation expense(b)	(8,174)	(7,561)
Contingent consideration(c)	(4,819)	(3,000)
Upfront license and milestone related payments to third party(d)	—	(5,949)

Non-GAAP selling, general and administrative expenses	$83,834	$67,429

Other expense (income), net reconciliation:
GAAP other expense (income), net	$889	$5,471
Non-cash interest expense(e)	(85)	(3,910)
Loss on extinguishment of convertible notes(f)	—	(3)

Non-GAAP other expense (income), net	$804	$1,558

Income tax expense reconciliation:
GAAP income tax expense (benefit)	$2,378	$(1,780)
Income tax effect on non-GAAP adjustments(g)	8,253	9,295

Non-GAAP income tax expense	$10,631	$7,515

Net income (loss) reconciliation:
GAAP net income (loss)	$4,816	$(3,118)
Upfront and milestone-related payments from Astellas(a)	—	(1,411)
Stock-based compensation expense(b)	14,211	13,372
Contingent consideration(c)	5,959	4,000
Upfront license and milestone-related payments to third party(d)	2,000	5,949
Non-cash interest expense(e)	85	3,910
Loss on extinguishment of convertible notes(f)	—	3
Income tax adjustments(g)	(8,253)	(9,295)

Non-GAAP net income	$18,818	$13,410

Diluted net income per share reconciliation:
GAAP diluted net income (loss)	$4,816	$(3,118)
Non-GAAP adjustments after-tax	14,002	16,528

Non-GAAP diluted net income	$18,818	$13,410

Non-GAAP diluted net income per share	$0.11	$0.08

Shares used in per share calculation (diluted):
GAAP shares used in per share calculation (diluted)(h)	168,397	156,637
Dilutive impact of common stock equivalents(h)	—	5,461

Non-GAAP shares used in per share calculation (diluted)(h)	168,397	162,098

Non-GAAP adjustment summary:
Collaboration revenue	$—	$(1,411)
Research and development expenses	9,177	6,811
Selling, general and administrative expenses	12,993	16,510
Other expense (income), net	85	3,913

Total non-GAAP adjustments before tax	22,255	25,823
Income tax effect	(8,253)	(9,295)

Total non-GAAP adjustments after tax	$14,002	$16,528

(a)	Upfront and milestone payments from Astellas: Upfront and milestone payments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion facilitates understanding of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(b)	Stock-based compensation expense: Stock-based compensation expense is excluded from non-GAAP financial measures because of the nature of this charge, varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Medivation’s operating results to peer companies.
(c)	Contingent consideration: The effects of contingent consideration valuation are excluded from non-GAAP financial measures because of the nature of this item, which is related to the change in fair value of the liability for contingent consideration related to the acquisition of worldwide rights to talazoparib from BioMarin Pharmaceutical Inc., and Medivation’s license agreement with CureTech, Inc. for pidilizumab; such exclusion facilitates comparisons of Medivation’s operating results to peer companies.
(d)	Upfront license and milestone-related payments to third party and other adjustments: These payments and adjustments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion facilitates understanding of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(e)	Non-cash interest expense related to the Revolving Credit Facility and the Convertible Notes: The effects of non-cash interest expense related to the Revolving Credit Facility and the Convertible Notes are excluded from non-GAAP financial measures because these expenses are non-cash expenses; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(f)	Loss on extinguishment of Convertible Notes: The effects of loss on extinguishment of Convertible Notes are excluded from non-GAAP financial measures because this expense is a non-cash charge; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(g)	Income tax adjustments: Adjustments to income tax expense for non-GAAP financial measures consist of the income tax effect of the non-GAAP adjustments.
(h)	Shares used in per share calculation (diluted): In periods in which Medivation reports a GAAP net loss, all common stock equivalents are deemed anti-dilutive and basic and diluted weighted average shares are equal. Because Medivation had non-GAAP net income for the three months ended March 31, 2015, the dilutive effect of common stock equivalents is included in the non-GAAP diluted net income per share calculation for that period.

Non-GAAP Financial Measures

To supplement Medivation’s financial results presented on a U.S. GAAP basis, Medivation uses certain non-GAAP financial measures as shown in the tables above. Medivation believes that these non-GAAP financial measures are helpful in understanding Medivation’s past financial performance and potential future financial results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and they should be read in conjunction with Medivation’s consolidated financial statements prepared in accordance with U.S. GAAP. Medivation’s management uses these non-GAAP financial measures for planning, budgeting, forecasting and performance measurement, to assess historical operating performance and make financial and operational business decisions, and also to provide forecasts and financial guidance to investors on this basis. In addition, Medivation believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare Medivation’s financial results period over period and allows for greater transparency with respect to key financial metrics Medivation uses in making operating decisions, and also because Medivation’s investors and analysts regularly use them to model or track Medivation’s financial performance. Medivation believes that the non-GAAP financial measures provide investors with a meaningful understanding of its historical and potential future financial results because they exclude certain non-cash charges such as stock-based compensation which is substantially dependent on changes in the market price of Medivation’s common stock and the timing of equity awards, impairment charges, changes in fair value of intangible assets and contingent purchase consideration, revenues and expenses that occur at irregular intervals, such as milestone payments earned from collaboration partners and related payments to licensors of technology, non-cash interest expense and losses related to Convertible Notes. Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Medivation’s results of operations as determined in accordance with U.S. GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that Medivation may exclude for the purposes of its non-GAAP financial measures; likewise, Medivation may in the future cease to exclude items that Medivation has historically excluded for the purpose of Medivation’s non-GAAP financial measures. Medivation’s non-GAAP financial measures may not be comparable with non-GAAP financial measures provided by other companies.

Conference Call/Webcast Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on Medivation’s website for a limited time following the live event.

About XTANDI®

XTANDI (enzalutamide) capsules is an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within the tumor cell. In preclinical studies, enzalutamide has been shown to competitively inhibit androgen binding to androgen receptors, and inhibit androgen receptor nuclear translocation and interaction with DNA. The clinical significance of this MOA is unknown.

XTANDI is approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer (CRPC).

Important Safety Information

Contraindications XTANDI is not indicated for women and is contraindicated in women who are or may become pregnant. XTANDI can cause fetal harm when administered to a pregnant woman.

Warnings and Precautions

Seizure In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of XTANDI patients and 0% of placebo patients. In Study 2, conducted in patients with chemotherapy-naive metastatic CRPC, seizure occurred in 0.1% of XTANDI patients and 0.1% of placebo patients. There is no clinical trial experience re- administering XTANDI to patients who experienced a seizure, and limited safety data are available in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold; Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Posterior Reversible Encephalopathy Syndrome (PRES) In post approval use, there have been reports of PRES in patients receiving XTANDI. PRES is a neurological disorder which can present with rapidly evolving symptoms including seizure, headache, lethargy, confusion, blindness, and other visual and neurological disturbances, with or without associated hypertension. A diagnosis of PRES requires confirmation by brain imaging, preferably MRI. Discontinue XTANDI in patients who develop PRES.

Adverse Reactions

The most common adverse reactions ( > 10%) reported from two combined clinical studies that occurred more commonly ( > 2% over placebo) in XTANDI patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

In Study 1, Grade 3 and higher adverse reactions were reported among 47% of XTANDI patients and 53% of placebo patients. Discontinuations due to adverse events were reported for 16% of XTANDI patients and 18% of placebo patients. In Study 2, Grade 3-4 adverse reactions were reported in 44% of XTANDI patients and 37% of placebo patients. Discontinuations due to adverse events were reported for 6% of both study groups.

•	Lab Abnormalities: Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and 6% of placebo patients (0.5% Grade 3-4). Grade 1-4 thrombocytopenia occurred in 6% of XTANDI patients (0.3% Grade 3-4) and 5% of placebo patients (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of XTANDI patients (0.2% Grade 3-4) and 16% of placebo patients (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients (0.1% Grade 3-4) and 2% of placebo patients (no Grade 3-4).

•	Infections: In Study 1, 1% of XTANDI patients, compared to 0.3% of placebo patients died from infections or sepsis. In Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

•	Falls (including fall-related injuries), occurred in 9% of XTANDI patients and 4% of placebo patients. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients, and included non-pathologic fractures, joint injuries, and hematomas.

•	Hypertension occurred in 11% of XTANDI patients and 4% of placebo patients. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of all patients.

Drug Interactions

Effect of Other Drugs on XTANDI Avoid strong CYP2C8 inhibitors, as they can increase the plasma exposure to XTANDI. If co-administration is necessary, reduce the dose of XTANDI.

Avoid strong CYP3A4 inducers as they can decrease the plasma exposure to XTANDI. If co-administration is necessary, increase the dose of XTANDI.

Effect of XTANDI on Other Drugs Avoid CYP3A4, CYP2C9, and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

Certain of the statements in this press release, including those contained in Dr. Hung’s quote regarding Medivation’s expectations and beliefs, Medivation’s belief that it is on track to meet its guidance, and under the caption “Medivation Full-Year 2016 Financial Guidance” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected or included in Medivation’s guidance, including, without limitation: Medivation’s and Astellas’ ability to sustain growth in revenues for XTANDI despite increasing competitive, reimbursement and economic challenges; the risk that unexpected adverse events could impact sales of XTANDI; Medivation’s dependence on the efforts of and funding by Astellas for the development, manufacturing and commercialization of XTANDI; risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities, including with respect to talazoparib and pidilizumab; the risk of unanticipated expenditures or liabilities; changes in healthcare and pharmaceutical laws and regulations and reimbursement practices; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended March 31, 2016, which is expected to be filed on or around May 5, 2016. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Additional Information

This press release is neither an offer to buy nor a solicitation of an offer to sell any securities of Medivation. No tender offer for the shares of Medivation has commenced at this time. In connection with its proposed transaction, Sanofi may file tender offer documents, consent solicitation documents or other documents with the U.S. Securities and Exchange Commission (“SEC”). If a tender offer and/or consent solicitation is commenced, Medivation will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to such tender offer and may file a solicitation of revocation in connection with such consent solicitation. Once filed, stockholders will be able to obtain, as applicable, the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Medivation on Schedule 14D-9, any consent solicitation, any solicitation of revocation and related materials with respect to any tender offer or consent solicitation, free of charge, at the website of the SEC at www.sec.gov, and from any information agent and/or dealer manager named in the tender offer materials. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Medivation under the “SEC Filings” tab in the “Investor Relations” section of Medivation’s website at www.medivation.com. Stockholders are advised to read these documents, if and when they become available, including any amendments thereto, as well as any other documents relating to any tender offer and/or consent solicitation that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender shares or submit consents because the documents will contain important information.

Certain Information Regarding Participants

Medivation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of revocations in connection with any Sanofi solicitation. Information regarding the names of Medivation’s directors and executive officers and their respective interests in Medivation by security holdings or otherwise is set forth in Medivation’s proxy statement for the 2016 Annual Meeting of Shareholders, as amended, filed with the SEC on April 29, 2016. Additional information can also be found in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 and in Medivation’s latest Quarterly Report on Form 10-Q.

Contacts:

Investors	Media
Anne Bowdidge	Samina Bari
(650) 218-6900	(415) 275-5893